Exhibit 99.1

	Contact:	Michael Gallant
508-293-6357
FOR IMMEDIATE RELEASE		gallant_michael@emc.com

EMC NAMES AKAMAI’S PAUL SAGAN TO BOARD OF DIRECTORS

Akamai’s President and CEO Brings Wealth of Technology and Business Experience Leading

Visionary Internet and Media Companies

HOPKINTON, Mass. – Thursday, December 20, 2007 – EMC Corporation (NYSE:EMC), the world leader in information infrastructure solutions, today announced the election of Paul Sagan to its Board of Directors. Mr. Sagan is the President and Chief Executive Officer of Boston-based Akamai Technologies, Inc., the leading global service provider for accelerating content and applications online, and a recent addition to Fortune’s 2007 list of fastest-growing companies. Mr. Sagan will also serve as a member of EMC’s Mergers and Acquisitions Committee.

“We’re extremely excited to have Paul Sagan join EMC’s board and serve on our Mergers and Acquisitions Committee,” said Joe Tucci, EMC’s Chairman, President and Chief Executive Officer. “EMC’s Board of Directors and its Corporate Governance and Nominating Committee regularly evaluate highly-qualified candidates for our Board. Paul’s success as CEO of a fast-growing, industry-leading S&P 500 company combined with his extensive knowledge of internet-based technologies and business models make him an ideal and strong addition to our Board. We look forward to Paul’s significant contributions helping to advance EMC’s global leadership.”

Mr. Sagan, 48, joined Akamai in October 1998, was elected to the company’s Board of Directors in January 2005, and became Chief Executive Officer in April 2005. During his career, he has led visionary technology and media companies; consulted with the World Economic Forum; and supported numerous corporate, civic and academic institutions.

Mr. Sagan also serves as a Director of Maven Networks and is an immediate past member of the Dow Jones & Company Board of Directors. He is a member of the Dean’s Council at the Kennedy School of Government at Harvard University; an advisor to the MATCH charter public high school in Boston; and a member of the Presidential Advisory Council at the Berklee College of Music.

Mr. Sagan is a graduate of Northwestern University’s Medill School of Journalism, serves as one of the University’s Trustees and is Co-Chairman of Northwestern’s Medill School of Journalism Board of Advisors.

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About EMC

EMC Corporation (NYSE: EMC) is the world’s leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. Information about EMC’s products and services can be found at www.EMC.com.

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For more information about EMC’s corporate governance practices, visit www.EMC.com/about.